CERTIFICATE OF AMENDMENT
                                       OF
                 CORRECTED RESTATED CERTIFICATE OF INCORPORATION
                                       OF
                           FOX FAMILY WORLDWIDE, INC.

     Fox Family Worldwide, Inc., a corporation organized and existing under and by virtue of the General Corporation Law of the State of Delaware,

     DOES HEREBY CERTIFY:

     FIRST: That by unanimous written consent the Board of Directors of Fox Family Worldwide, Inc. (the "Corporation"), resolutions were duly adopted setting forth a proposed amendment of the Corporation's Corrected Restated Certificate of Incorporation (the "Certificate"), declaring said amendment appropriate, advisable and in the best interests of the Corporation and calling for the consideration, approval and consent of the stockholders of the Corporation. The resolution setting forth the proposed amendment is as follows:

     "NOW, THEREFORE, BE IT RESOLVED, that, subject to obtaining the requisite approval from the stockholders of the Corporation, Paragraph A of the Fourth Article of the Corporation's Certificate is amended to read in full as follows:

          `FOURTH: A. AUTHORIZED CAPITAL STOCK. The Company is authorized to issue 20,000,000 shares of capital stock: 18,000,000 shares shall be shares of Common Stock, par value $0.001 per share, of which 2,000,000 shares shall be shares of Class A Common Stock, par value $0.001 per share ("Class A Common Stock") and 16,000,000 shares shall be shares of Class B Common Stock, par value $0.001 per share ("Class B Common Stock" and, together with Class A Common Stock, the "Common Stock"); 2,000,000 shares shall be shares of Preferred Stock, par value $0.001 per share ("Preferred Stock"), of which 500,000 shares shall be shares of Series A Preferred Stock, par value $0.001 per share ("Series A Preferred Stock").'"

     SECOND: That thereafter, acting by written consent pursuant to Section 228 of the General Corporation Law of the State of Delaware, the necessary number of shares as required by statute approved the amendment.

     THIRD: That said amendment was duly adopted in accordance with the provisions of Section 242 of the General Corporation Law of the State of Delaware.

     IN WITNESS WHEREOF, the Corporation has caused this Certificate to be signed by Haim Saban, its Chief Executive Officer, as of the 30th day of June 1998.

                                           Fox Family Worldwide, Inc.

                                           By:     /S/ HAIM SABAN
                                               ----------------------------
                                                    Haim Saban
                                                    Chief Executive Officer